Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the IPSCO Inc. Incentive Share Plan of our report dated January 28, 2005, with respect to the consolidated financial statements of IPSCO Inc. included in its Annual Report (Form 40-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Ernst & Young LLP

August 9, 2005

Chicago, Illinois